Exhibit 99.1

ZELTIQ ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS

Increases Full Year 2014 Revenue Guidance to $171 - $173 million

Increases Full Year 2014 Adjusted EBITDA Margin Guidance

•	Total revenue of $45.7 million, up 55% compared to $29.5 million in Q3 2013

•	Adjusted EBITDA margin of 17%, up from -3% in Q3 2013

•	Net income of $4.8 million, or $0.12 per share, compared to net loss of $2.8 million, or ($0.08) per share, in Q3 2013

•	260 systems shipped, compared to 181 systems in Q3 2013, bringing total system installed base to 2,822 systems

•	159,116 revenue cycles, up 54% from Q3 2013

PLEASANTON, CA (October 28, 2014) – ZELTIQ®, (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the third quarter 2014.

Mark Foley, President and Chief Executive Officer, said, “Our third quarter results reflect the ongoing momentum we are experiencing in the marketplace along with the success we are having in further establishing CoolSculpting as the clear market leader in non-invasive body sculpting. This marks our 5th straight quarter of greater than 50% year-over-year revenue growth and serves to further reinforce our conviction around the large, underpenetrated market for non-invasive fat reduction which we estimate to be a $4 billion worldwide opportunity. We experienced significant growth in both systems and consumables during what is typically a seasonally slower quarter. In addition to our strong 55% year-over-year revenue growth, we were particularly pleased with how well our financial performance translated to the bottom line. Based on our success and increased visibility, we are raising our 2014 full year revenue guidance to $171 million to $173 million as well as our profitability guidance.”

Mr. Foley continued, “We remain very bullish on our long-term growth prospects due to our proprietary, differentiated and leverageable technology combined with a world class sales organization and pioneering marketing initiatives. We remain confident in our ability to deliver on our longer term financial objectives of a greater than 20% revenue CAGR over the next 5 years and 25% to 30% adjusted EBITDA margins as our business reaches scale.”

Third Quarter Financial Review

Total revenue for the third quarter 2014 was $45.7 million, consisting of $24.8 million of system revenue and $20.9 million of consumable revenue. This compares to total revenue of $29.5 million, consisting of $15.9 million of system revenue and $13.6 million of consumable revenue for the third quarter 2013. Total revenue cycles shipped increased 54% to 159,116 for the third quarter 2014, compared to 103,492 for the third quarter 2013.

Gross profit was $33.1 million, or 73% of revenue, for the third quarter 2014, compared to gross profit of $21.2 million, or 72% of revenue, for the third quarter 2013. Operating expenses for the third quarter 2014 were $28.2 million, compared to $24.1 million for the third quarter 2013.

Income from operations for the third quarter 2014 was $5.0 million, compared to a loss from operations of $2.9 million for the third quarter 2013. Net income for the third quarter 2014 was $4.8 million, or $0.12 per share, compared to a net loss of $2.8 million for the third quarter 2013, or ($0.08) per share. Weighted average diluted shares outstanding was 40.9 million for the third quarter 2014, compared to weighted average basic shares outstanding of 36.2 million for the third quarter 2013.

On a non-GAAP basis, the Company reported Adjusted EBITDA of positive $7.9 million, or 17% of revenue, for the third quarter 2014, compared to negative $1.0 million, or -3% of revenue, for the third quarter 2013.

Cash and cash equivalents, short-term investments, and long-term investments were $48.1 million as of September 30, 2014 compared to $55.9 million as of September 30, 2013, and $43.3 million as of June 30, 2014.

Revised Full Year 2014 Financial Guidance

ZELTIQ is updating its previously stated financial guidance for the full year 2014, provided on its second quarter 2014 earnings conference call:

•	Revenue guidance in the range of $171 million to $173 million; up from prior guidance of $160 million to $165 million

•	Consumable revenue between 45% to 50% of total revenue; down from prior guidance of approximately 50%

•	Gross profit margin of approximately 71%; up from prior guidance of 70%

•	Operating expenses of approximately 73% of total revenue; down from prior guidance of 75%

•	Adjusted EBITDA margin of approximately 6%; up from prior guidance of 2%

Additional information regarding ZELTIQ’s results and guidance can be found in ZELTIQ’s Supplemental Financial and Operational Information schedule by CLICKING HERE or by visiting the Investor Relations section of ZELTIQ’s website at www.zeltiq.com.

Use of Non-GAAP Financial Measures

ZELTIQ has supplemented its GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of ZELTIQ, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss) in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the ZELTIQ’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

Conference Call

ZELTIQ will hold a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291for domestic callers and (707) 287-9361for international callers. A live webcast of the conference call will be available online from the investor relations page of the ZELTIQ’s corporate website at www.coolsculpting.com.

After the live webcast, the call will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its fourth quarter 2014 financial results. In addition, a telephonic replay of the call will be available until November 4, 2014. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 17051849.

About ZELTIQ® Aesthetics

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting® System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s estimate of the worldwide opportunity of $4B, its growth prospects and financial projections for the full year 2014, and its confidence in its recently stated long term financial objectives, are forward-looking statements. The words “believe,” “expect,” “estimate”, “plan”, “will”, and “guidance” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect ZELTIQ’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the second quarter ended June 30, 2014, filed with the SEC on July 29, 2014. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,941	$25,798
Short-term investments	19,157	18,840
Accounts receivable, net	15,679	10,221
Inventory	18,181	8,406
Prepaid expenses and other current assets	4,378	4,368

Total current assets	82,336	67,633
Long-term investments	3,976	11,442
Restricted cash	574	331
Property and equipment, net	2,691	2,158
Intangible asset, net	5,955	6,481
Other assets	84	9

Total assets	$95,616	$88,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,655	$5,165
Accrued liabilities	19,203	18,364
Deferred revenue	4,084	1,674

Total current liabilities	26,942	25,203
Other non-current liabilities	165	275

Total liabilities	$27,107	$25,478

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	68,509	62,576

Total liabilities and stockholders’ equity	$95,616	$88,054

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenue	$45,670	$29,465	$123,706	$75,785
Cost of revenue	12,555	8,236	35,231	23,462

Gross profit	33,115	21,229	88,475	52,323

Operating expenses:
Research and development	4,241	4,257	12,861	11,904
Sales and marketing	19,014	15,487	60,253	42,654
General and administrative	4,896	4,374	14,843	11,808

Total operating expenses	28,151	24,118	87,957	66,366

Income (loss) from operations	4,964	(2,889)	518	(14,043)
Interest income, net	14	17	47	60
Other (expense) income, net	(189)	90	(338)	162

Income (loss) before income taxes	4,789	(2,782)	227	(13,821)
Income tax expense	7	29	13	79

Net income (loss)	4,782	(2,811)	214	(13,900)

Net income (loss) per share, basic	$0.13	$(0.08)	$0.01	$(0.39)

Weighted average shares of common stock outstanding used in computing net income (loss) per share, basic	37,630,222	36,206,008	37,430,337	36,048,303

Net income (loss) per share, diluted	$0.12	$(0.08)	$0.01	$(0.39)

Weighted average shares of common stock outstanding used in computing net income (loss) per share, diluted	40,926,034	36,206,008	40,781,141	36,048,303

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30, 2014	September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$214	$(13,900)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,350	1,273
Stock-based compensation	7,029	4,097
Deferred income taxes	37	46
Amortization (accretion) of investment premium (discount), net	183	270
Provision for (recovery of) doubtful accounts receivable	134	(12)
Provision for excess and obsolete inventory	688	273
Loss on disposal and write-off of property and equipment	17	2
Changes in operating assets and liabilities:
Accounts receivable	(5,653)	507
Inventory	(9,684)	2,180
Prepaid expenses and other assets	177	(376)
Deferred revenue, net of deferred costs	2,426	(151)
Accounts payable, accrued and other non-current liabilities	(2,076)	2,831

Net cash used in operating activities	(5,158)	(2,960)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(9,011)	(24,158)
Proceeds from sale of investments	1,000	10,550
Proceeds from maturity of investments	14,968	17,396
Purchase of property and equipment	(1,216)	(415)
Change in restricted cash	(252)	140

Net cash provided by investing activities	5,489	3,513

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock upon exercise of stock options	2,714	854
Tax payments related to shares withheld for vested restricted stock units	(3,774)	(64)
Tax effect of employee stock plans	27	—

Net cash (used in) provided by financing activities	(1,033)	790

Effect of exchange rate on cash and cash equivalents	(155)	—

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(857)	1,343
CASH AND CASH EQUIVALENTS—Beginning of period	25,798	22,876

CASH AND CASH EQUIVALENTS—End of period	$24,941	$24,219

ZELTIQ Aesthetics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(In thousands, except for percentages)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Dollars
Net income (loss), as reported	$4,782	$(2,811)	$214	$(13,900)
Adjustments to net income (loss):
Interest income and other (expense) income, net	175	(107)	291	(222)
Income tax expense	7	29	13	79
Depreciation and amortization	417	423	1,350	1,273
Stock-based compensation expense	2,518	1,498	7,029	4,097

Total adjustments to net income (loss)	3,117	1,843	8,683	5,227
Adjusted EBITDA	$7,899	$(968)	$8,897	$(8,673)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
As a Percentage of Revenue
Net income (loss), as reported	10.5%	-9.5%	0.2%	-18.3%
Adjustments to net income (loss):
Interest income and other (expense) income, net	0.4%	-0.4%	0.2%	-0.3%
Income tax expense	0.0%	0.1%	0.0%	0.1%
Depreciation and amortization	0.9%	1.4%	1.1%	1.7%
Stock-based compensation expense	5.5%	5.1%	5.7%	5.4%

Total adjustments to net income (loss)	6.8%	6.2%	7.0%	6.9%
Adjusted EBITDA Margin	17.3%	-3.3%	7.2%	-11.4%